Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-194578, 333-194581, 333-254168, 333-273218 and 333-275737) on Form S-8 of our reports dated February 18, 2026, with respect to the consolidated financial statements of Liberty Global Ltd. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Denver, Colorado
February 18, 2026